Exhibit 99.1

NEWS RELEASE

Synergy Pharmaceuticals Presents New Analyses Supporting the Use of TRULANCE® (plecanatide) in Two Patient Populations at the American College of Gastroenterology (ACG) Annual Scientific Meeting

New analyses results reinforce effectiveness and safety for the use of TRULANCE in adults with CIC or IBS-C

NEW YORK — October 8, 2018 — Synergy Pharmaceuticals Inc. (NASDAQ: SGYP), a biopharmaceutical company focused on the development and commercialization of novel gastrointestinal (GI) therapies, today announced that the company will present new analyses that further reinforce the efficacy and safety of TRULANCE® (plecanatide) for adult patients with chronic idiopathic constipation (CIC) or irritable bowel syndrome with constipation (IBS-C), specifically in patients aged 65 and older and in patients using concomitant acid suppression medications such as proton pump inhibitors (PPIs) and/or histamine receptor antagonists (H2 blockers). These findings will be presented via two poster presentations this week at the American College of Gastroenterology (ACG) Annual Scientific Meeting in Philadelphia.

Synergy will first present outcomes from a post-hoc analysis of four Phase 3 trials in CIC and IBS-C patients showing the safety and tolerability of TRULANCE in adults >65, a group in which constipation is prevalent and there are limited data. The analysis showed that the safety profile and tolerability of TRULANCE was similar in patients 65 years and older (mean age 72 years) compared to those in the younger cohort less than 65 years (mean age 42 years). TRULANCE also showed similar efficacy between the two age groups (stool consistency, weekly frequency of complete spontaneous bowel movements (CSBMs), and CSBMs within 24 hours of initiating therapy).

Adverse events rates were evaluated between those patients aged 65 years and older (TRULANCE: n=151; placebo n=166) and those younger than 65 years (TRULANCE: n=1,473; placebo n=1,464) to assess the safety risks in the older population. Results show similar adverse events and discontinuation rates for patients aged 65 years and older compared to those younger than 65 years, with the most common adverse event being diarrhea (patients >65 years: 4.5% compared to 1.8% for placebo; patients <65 years: 4.4% compared to 1.1% for placebo).

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“There is a minimal amount of available data supporting the safety and tolerability of treatments for CIC patients among the 65 and over population,” said Stacy B. Menees, M.D., M.S., University of Michigan, Ann Arbor, MI. “This examination of the data within this patient population reinforces plecanatide as a valuable clinical tool to manage CIC and IBS-C in patients aged 65 years and older.”

Additionally, Synergy will present results from a post-hoc analysis of two 12-week, double-blind, placebo-controlled trials which studied the safety and efficacy of TRULANCE in the treatment of CIC in those patients receiving concomitant acid suppression therapy. Across the two studies, a total of 883 patients received TRULANCE compared to 892 receiving placebo. Of these, approximately 10 percent were also receiving concomitant treatment with acid suppression therapy. The post-hoc analysis explored the impact of these concomitant therapies on efficacy and safety parameters. Efficacy and safety results in this subpopulation of patients were similar to that seen in the overall population.

“Many patients who suffer from constipation are also often on acid suppressing medications. Because TRULANCE is designed to replicate the pH-sensitive activity of human uroguanylin, it was important to understand its efficacy when used along with medications that raise pH level in the gastrointestinal tract,” said Baharak Moshiree, M.D., FACG, Professor of Medicine, University of North Carolina, Atrium Health, Charlotte, NC. “I am pleased these findings further support the efficacy and safety of TRULANCE when used concomitantly with acid suppressing agents.”

“A significant proportion of the CIC and IBS-C patient population have complex medical needs, based on age and comorbidities,” said Patrick H. Griffin, M.D., Chief Medical Officer at Synergy Pharmaceuticals Inc. “We are excited to provide healthcare professionals with new evidence to further reinforce TRULANCE as an efficacious treatment option with a strong safety profile for patients aged 65 years and older, as well as for patients who require concomitant acid suppression therapy.”

TRULANCE is the only prescription medication for adults with CIC and IBS-C that can be taken once-daily, with or without food, at any time of the day.

Indications and Usage

TRULANCE (plecanatide) 3 mg tablets is indicated in adults for the treatment of Chronic Idiopathic Constipation (CIC) and Irritable Bowel Syndrome with Constipation (IBS-C).

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS

TRULANCE® is contraindicated in patients less than 6 years of age; in nonclinical studies in young juvenile mice administration of a single oral dose of plecanatide caused deaths due to dehydration. Use of TRULANCE should be avoided in patients 6 years to less than 18 years of age. The safety and efficacy of TRULANCE have not been established in pediatric patients less than 18 years of age.

Contraindications

•                  TRULANCE is contraindicated in patients less than 6 years of age due to the risk of serious dehydration.

•                  TRULANCE is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Risk of Serious Dehydration in Pediatric Patients

•                  TRULANCE is contraindicated in patients less than 6 years of age. The safety and effectiveness of TRULANCE in patients less than 18 years of age have not been established. In young juvenile mice (human age equivalent of approximately 1 month to less than 2 years), plecanatide increased fluid secretion as a consequence of stimulation of guanylate cyclase-C (GC-C), resulting in mortality in some mice within the first 24 hours, apparently due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than older patients to develop severe diarrhea and its potentially serious consequences.

•                  Use of TRULANCE should be avoided in patients 6 years to less than 18 years of age. Although there were no deaths in older juvenile mice, given the deaths in young mice and the lack of clinical safety and efficacy data in pediatric patients, use of TRULANCE should be avoided in patients 6 years to less than 18 years of age.

Diarrhea

•                  Diarrhea was the most common adverse reaction in the four placebo-controlled clinical trials for CIC and IBS-C. Severe diarrhea was reported in 0.6% of TRULANCE-treated CIC patients, and in 1% of TRULANCE-treated IBS-C patients.

•                  If severe diarrhea occurs, the health care provider should suspend dosing and rehydrate the patient.

Adverse Reactions

•                  In the two combined CIC clinical trials, the most common adverse reaction in TRULANCE-treated patients (incidence >2% and greater than in the placebo group) was diarrhea (5% vs 1% placebo).

•                  In the two combined IBS-C clinical trials, the most common adverse reaction in TRULANCE-treated patients (incidence >2% and greater than in the placebo group) was diarrhea (4.3% vs 1% placebo).

About Chronic Idiopathic Constipation (CIC)

CIC affects approximately 14 percent of the global population, disproportionately affecting women and older adults. People with CIC have persistent symptoms of difficult-to-pass and infrequent bowel movements. In addition to physical symptoms including abdominal bloating and discomfort, CIC can adversely affect an individual’s quality of life, including increasing stress levels and anxiety.

About Irritable Bowel Syndrome with Constipation (IBS-C)

Irritable bowel syndrome (IBS) is a chronic gastrointestinal disorder characterized by recurrent abdominal pain and associated with two or more of the following: related to defecation, associated with a change in the frequency of stool, or associated with a change in the form (appearance) of the stool. IBS can be subtyped by the predominant stool form: constipation (IBS-C), diarrhea (IBS-D) or mixed (IBS-M). Those within the IBS-C subtype experience hard or lumpy stools more than 25 percent of the time they defecate, and loose or watery stools less than 25 percent of the time. It is estimated that the prevalence of IBS-C in the U.S. adult population is approximately 4 to 5 percent.

About TRULANCE®

TRULANCE® (plecanatide) is a once-daily tablet approved for adults with CIC or IBS-C. With the exception of a single amino acid substitution for greater binding affinity, TRULANCE is structurally identical to uroguanylin, a naturally occurring and endogenous human GI peptide. Uroguanylin activates GC-C receptors in a pH-sensitive manner primarily in the small intestine, stimulating fluid secretion and maintaining stool consistency necessary for regular bowel function.

About Synergy Pharmaceuticals

Synergy is a biopharmaceutical company focused on the development and commercialization of novel gastrointestinal (GI) therapies. The company has pioneered discovery, research and development efforts around analogs of uroguanylin, a naturally occurring human GI peptide, for the treatment of GI diseases and disorders. Synergy’s proprietary GI platform includes one commercial product TRULANCE® (plecanatide) and a second product candidate - dolcanatide. For more information, please visit www.synergypharma.com.

Forward-Looking Statement

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward- looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Annual Report on Form 10-K for the year ended December 31, 2017 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Company Contact:

Gem Hopkins

VP, Investor Relations and Corporate Communications

212-584-7610

ghopkins@synergypharma.com